Exhibit 10.1

Certain identified information has been excluded because it is both not material and is the type that the registrant treats as private or confidential. These redacted terms have been marked in this exhibit at the appropriate places with the three asterisks [***].

ASSET PURCHASE AGREEMENT
BY AND BETWEEN
WHITE RIVER SOY PROCESSING, LLC
AND
BENSON HILL INGREDIENTS, LLC
DATED AS OF
October 31, 2023

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 31, 2023, by and between White River Soy Processing, LLC, a Nebraska limited liability company (“Purchaser”), and Benson Hill Ingredients, LLC, a Delaware limited liability company (“Seller”).
WITNESSETH:
WHEREAS, Seller is engaged in the business of operating a certain soybean processing facility (the “Facility”) located at 6874 North Base Road, Seymour, Indiana 47274 (the “Business”); provided, however, for the avoidance of doubt, the term “Business” as used in this Agreement shall not include any of Seller’s or its Affiliates’ other facilities or lines of businesses and shall not include the business of processing Benson Hill proprietary soy beans and selling of ingredients made from such proprietary soy beans; and
WHEREAS, Seller desires to sell, and Purchaser desires to purchase, specified assets of Seller used in the Business, subject to certain Liabilities to be assumed by Purchaser on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing initial paragraph and recitals, and the representations, warranties, covenants, agreements, conditions and indemnities contained in this Agreement, and intending to be legally bound, the Parties agree as follows:
ARTICLE 1
THE TRANSACTION
1.1    Sale and Purchase of Assets. At the Closing, Seller shall sell, transfer and deliver to Purchaser, or cause to be sold, transferred and delivered to Purchaser, and Purchaser shall purchase from Seller, free and clear of all Liens (other than Permitted Liens), the following assets used in the Business (the “Purchased Assets”):
(a)    All machinery, equipment, computers, hardware, fixtures, leasehold improvements, furniture, supplies, vehicles, tools, signage and other tangible personal property that (1) constitute the Facility and (2) are used in or necessary for, the operation of the Business as presently conducted or designed and configured, excluding only the tangible personal property set forth on Schedule 2.4 (collectively, the “Tangible Personal Property”);
(b)    All rights of Seller to and under all contracts and agreements set forth on Schedule  1.1(b) (the “Assigned Contracts”);
(c)    Intentionally Deleted;
(d)    The Permits set forth on Schedule 1.1(d) (the “Assigned Permits”);
(e)    All rights of Seller under (i) that certain Ground Lease Agreement, dated September 17, 2021, between Seller and Rose Acre Farms, Inc., as amended by that certain Amendment to Ground Lease, dated August 24, 2023, between Seller and Rose Acre Farms, Inc. (the “Facility Lease”) and (ii)  the other Leased Real Property;
(f)    All books, records and other documents used or useful in the conduct of the Business or related to the ownership or operation of the Facility, including fixed asset records, books of account and records, information data bases, surveys, capital expense reports, ledgers, files, correspondence, architectural plans, appraisals, drawings and specifications, but in each case only to the extent such books, records and other documents relate primarily to the Business and/or the Tangible Personal Property, Assigned Contracts, Assigned Permits, Leased Real Property and/or Soybean Inventory (the “Books and Records”);

(g)    The soybeans, hulls, soybean meal and soybean oil located at the Facility and set forth on Exhibit A attached hereto, which will be based on the jointly conducted physical count performed prior to Closing (the “Soybean Inventory”);
(h)    All prepaid expenses and deposits for the Facility included in the Final Working Capital as determined pursuant to Section 1.7;

(i)    The telephone and facsimile numbers for the Facility;
(j)    All third party warranties, claims, deposits, refunds, causes of action, choses in action, rights of recovery, rights of set off, counterclaims and rights of recoupment (including for past, present or future damages) for the infringement or misappropriation of, or related to, the Tangible Personal Property, Assigned Contracts, Assigned Permits, Leased Real Property and/or Soybean Inventory; and
(k)    Interests in the leasehold related to the Facility and all improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets).
1.2    Excluded Assets. Other than the Purchased Assets, Purchaser expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller or its Affiliates, and all such other assets and properties shall be excluded from the Purchased Assets (collectively, the “Excluded Assets”). Solely by way of illustration, the Excluded Assets include the following:
(a)    The franchise to be a limited liability company, minute books, equity of Seller held in treasury, unit books and any other limited liability company records relating to the organization or capitalization of Seller;
(b)    All books and records that Seller is required to retain pursuant to any applicable Law;
(c)    All defenses, rights of set off and counterclaims arising out of or relating to any of the Retained Liabilities;
(d)    All cash, cash deposits, bank accounts, certificates of deposit, savings and other similar cash or cash equivalents of every kind, character, nature and description;
(e)    All accounts or notes receivable related to the conduct or operation of the Business or otherwise;
(f)    All insurance policies and rights, claims or causes of action thereunder and prepaid insurance amounts and refunds;
(g)    Any assets relating to any Employee Benefit Plan;
(h)    All Tax Returns, Tax-related work papers, books and records, and Tax refund claims;
(i)    Any assets that are not located at the Business, including assets related to Seller’s administration, IT, and similar infrastructure, or assets of Seller used in, and located at, other parts of its business;
(j)    With respect to customers who are, after the Closing, customers of both Purchaser and the Business, on the one hand, and Seller or its Affiliates, on the other hand, all assets relating to the portion of such customer relationship that is not exclusively related to the Business;

(k)    All contracts and agreements other than the Assigned Contracts and Facility Lease; and
(l)    The assets set forth on Schedule 1.2(l), if any.
1.3    Restricted Interests. Set forth on Schedule 1.3 is a listing of Assigned Contracts that are not assignable without the consent of any other Person (collectively, the “Restricted Interests”). If a written consent (“Restricted Interest Consent”) to the assignment of any Restricted Interest is not obtained prior to Closing, then this Agreement and related instruments of transfer will not constitute an assignment or transfer thereof; provided, however, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof and Seller, at its expense, shall use its commercially reasonable efforts to obtain any such Restricted Interest Consent promptly. If any such Restricted Interest Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Restricted Interests in question so that Purchaser would not in effect acquire the benefit of all such rights, Purchaser shall not have any obligation or liability with respect to the Restricted Interests and such Restricted Interest shall constitute a Retained Liability.
1.4    Assumption of Liabilities. At Closing, Purchaser shall assume only the Assumed Liabilities.
1.5    Retained Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume any Liabilities of Seller (collectively, the “Retained Liabilities”). Neither the Purchaser nor any Affiliates of the Purchaser assumes or agrees to be or becomes liable for or successor to any Retained Liabilities, whether of Seller, any predecessor thereof, or any other Person or entity, and without limiting the generality of the foregoing, each of the following shall constitute a Retained Liability hereunder: (1) any Liability for Taxes (including, but not limited to, any arising as a result of the transactions contemplated by this Agreement), (2) any Liability for compensation, (3) any Liability for Indebtedness or any Employee Benefit Plan, (4) any Liability for products sold by Seller or warranty claims for such products or (5) any other Liability arising out of circumstances or occurrences related to the Seller’s Business or the ownership or operation of the Facility prior to Closing.
1.6    Purchase Price.
(a)    The aggregate purchase price for the Purchased Assets shall consist of the sum of the following: (i) $25,867,500 and (ii) plus the amount of the Estimated Working Capital (such consideration the “Preliminary Purchase Price”, subject to the adjustments described in Section 1.7).
(b)    Purchaser shall pay the Preliminary Purchase Price as follows:
(i)    At Closing, Purchaser shall pay to Seller the Preliminary Purchase Price minus the Holdback Amount; and
(ii)    Purchaser shall hold and retain the Holdback Amount in accordance with Section 5.2(k).
(c)    All monetary payments payable pursuant to this Agreement shall be paid by wire transfer or delivery of other immediately available United States funds, as directed by Seller.
1.7    Purchase Price Adjustment.
(a)    Prior to the Closing Date, Seller has prepared and delivered to Purchaser a good faith estimate of its calculation of Working Capital (the “Estimated Working Capital”) as of the close of business on the day immediately prior to the Closing Date and which has been prepared in accordance with the Accounting Principles.
(b)    As soon as practicable, but no later than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller its calculation of Working Capital (the “Closing Working Capital”), as of the close of business on the day immediately prior to the Closing Date. The Closing Working Capital shall be prepared in accordance with the books and records of the Business, in accordance with the Accounting Principles and using the same methodology used to determine the Estimated Working Capital. The Parties agree that the Accounting Principles set forth herein are not intended to permit the introduction of different standards, policies, practices, classifications, estimation methodologies, assumptions, or procedures for purposes of determining the Closing Working Capital or Final Working Capital.
(c)    Seller shall notify Purchaser within thirty (30) days after the date on which Seller receives the Closing Working Capital if Seller has any objections to the Closing Working Capital. If Seller does not notify Purchaser of any objections within such thirty (30) day period, the calculation of Closing Working Capital shall be deemed to be the “Final Working Capital”. If Seller does notify Purchaser of any objections within such thirty (30) day period, Seller and Purchaser shall use commercially reasonable efforts thereafter to promptly and mutually resolve all such objections. If Seller and Purchaser do not reach a final resolution of all such objections within thirty (30) days after delivery of Seller’s objections to the Closing Working Capital, either Seller or Purchaser may submit all unresolved objections to the Independent Accounting Firm. Any documents submitted by a Party to the Independent Accounting Firm, either unilaterally or at the Independent Accounting Firm’s request, shall be simultaneously submitted to the other Party. In resolving any submitted objection, the Independent Accounting Firm may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value claimed for such item by either Purchaser or Seller. The Independent Accounting Firm’s decision as to the Parties’ unresolved objections shall be rendered within forty-five (45) days after submittal. The determination of the Independent Accounting Firm shall be set forth in writing and shall be conclusive and binding upon Purchaser and Seller. The Closing Working Capital shall be revised by Purchaser, as appropriate, to reflect the resolution of any such objections among the Parties or by the Independent Accounting Firm, and such revised Closing Working Capital shall be deemed to be the “Final Working Capital”.
(d)    In the event Purchaser or Seller submits any unresolved objections to the Closing Working Capital to the Independent Accounting Firm for resolution as provided herein, Seller, on the one hand, and Purchaser, on the other hand, shall share responsibility for the fees and expenses of the Independent Accounting Firm as follows: (i) if the Independent Accounting Firm resolves all of the unresolved objections in favor of Seller, Purchaser shall be responsible for all of the fees and expenses of the Independent Accounting Firm; (ii) if the Independent Accounting Firm resolves all of the unresolved objections in favor of Purchaser, Seller shall be responsible for all of the fees and expenses of the Independent Accounting Firm; and (iii) if the Independent Accounting Firm resolves some of the unresolved objections in favor of Seller and the rest of the unresolved objections in favor of Purchaser, (A) Seller shall be responsible for a proportionate amount of the fees and expenses of the Independent Accounting Firm based on the dollar amount of the unresolved objections resolved against Seller compared to the total amount of all unresolved objections submitted to the Independent Accounting Firm and (B) Purchaser shall be responsible for a proportionate amount of the fees and expenses of the Independent Accounting Firm based on the dollar amount of the unresolved objections resolved against Purchaser compared to the total dollar amount of all unresolved objections submitted to the Independent Accounting Firm.
(e)    The Preliminary Purchase Price shall then be adjusted, upwards or downwards, as follows:
(i)    For the purposes of this Agreement, the “Net Adjustment Amount” means the amount, which may be positive or negative, equal to the Final Working Capital minus the Estimated Working Capital.
(ii)    If the Net Adjustment Amount is positive, the Preliminary Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount. In such event, Purchaser shall pay the Net Adjustment Amount to Seller by wire transfer or delivery of other immediately available United States funds, as directed by Seller, within three (3) business days after the date on which the Final Working Capital is determined pursuant to Section 1.7(c).
(iii)    If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this Section 1.7(e)(iii) shall be deemed to be equal to the absolute value of such amount), the Preliminary Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount. In such event, Seller shall pay the Net Adjustment Amount to Purchaser by wire transfer or delivery of other immediately available United States funds, as directed by Purchaser, within three (3) business days after the date on which the Final Working Capital is determined pursuant to Section 1.7(c).
The Preliminary Purchase Price, as finally adjusted pursuant to this Section 1.7, shall be referred to herein as the “Purchase Price”.
1.8    Closing. The closing of the Transaction (the “Closing”) shall take place (i) on the date hereof, or at such other time or on such other date as mutually agreed upon by the Parties (the “Closing Date”) and (ii) remotely via electronic exchange of documents. All transactions which are to take place at Closing shall be considered to have taken place simultaneously, and no delivery or payment shall be considered to have been made until all the transactions have been completed. Title to, ownership of, control over and risk of loss of the Purchased Assets shall pass to Purchaser effective as of 12:01 a.m. Central Time on the Closing Date unless provided otherwise herein.
1.9    Deliveries by Seller at Closing. At Closing, Seller shall deliver the following to Purchaser, duly executed by Seller or other indicated parties, if applicable, and otherwise in form reasonably satisfactory to Purchaser:
(a)    A transition services agreement by and between Purchaser and Seller (the “Transition Services Agreement”).
(b)    One or more bills of sale and assignment for the Purchased Assets.
(c)    The Restricted Interest Consents.
(d)    An Assignment and Assumption Agreement for the Assigned Contracts and Assigned Permits.
(e)    An executed copy of the Secretary’s Certificate of Seller with respect to the Transaction.
(f)    Customary affidavits, indemnity agreements and certifications of Seller as may be reasonably necessary to permit Purchaser to obtain the Title Policy (at a cost split equally between Seller and Purchaser) with the “standard exceptions” deleted excluding only the standard survey exception.
(g)    An Entity Transfer Certification confirming that Seller is a “United States Person” within the meaning of Section 1445 of the Code.
(h)    An estoppel certificate from the owner of the Facility Lease in form acceptable to Purchaser.
(i)    Such other instruments and certificates as may be reasonably requested by Purchaser.
1.10    Deliveries by Purchaser at Closing. At Closing, Purchaser shall deliver the following to Seller, duly executed by Purchaser or other indicated parties, if applicable, and otherwise in form reasonably satisfactory to Seller:
(a)    The Preliminary Purchase Price minus the Holdback Amount, pursuant to Section 1.6(b)(i).
(b)    The Transition Services Agreement.

(c)    An instrument of assumption for the Assumed Liabilities (the “Instrument of Assumption”).
(d)    An executed copy of the Secretary’s Certificate of Purchaser with respect to the Transaction.
(e)    Such other instruments and certificates as may be reasonably requested by Seller.
ARTICLE 2
REPRESENTATIONS AND WARRANTIES
OF SELLER
Seller hereby represents and warrants to Purchaser as follows:
2.1Organization and Power. Seller is duly organized, validly existing and in good standing under the Laws of the State of Delaware and duly qualified to do business in Indiana. Seller has the requisite power and authority to carry on the Business, to own and use the Purchased Assets, and to perform all of its obligations under this Agreement. Seller is not in default under or in violation of any provision of its Organizational Documents, as amended, or any resolution adopted by the member or managers of Seller.
2.2Authority and Enforceability. Seller has the requisite power and authority to execute, deliver and perform this Agreement and each Ancillary Document delivered or to be delivered pursuant to the Transaction, and the execution, delivery and performance of this Agreement by Seller has been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and each Ancillary Agreement will be duly executed and delivered by Seller and, subject to the Bankruptcy and Equity Exception, constitute the valid and legally binding obligation of Seller, enforceable in accordance with the terms of this Agreement or the Ancillary Agreement, as applicable.
2.3Non-contravention. The Transaction will not: (a) violate any Law or other restriction of any Authority to which Seller, the Purchased Assets or the Business are subject; (b) violate any provision of the Organizational Documents of Seller, as amended, or any resolution adopted by the members or managers of Seller; (c) except as set forth on Schedule 1.3 or Schedule 2.3, result in a breach or violation of any term or provision of, or constitute a default under any Assigned Contract, Assigned Permit, or Facility Lease; or (d) result in the creation or imposition of any Lien upon any Purchased Assets. Except as set forth in Schedule 1.3 or Schedule 2.3, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval from any Person or Authority in order for the Parties to consummate the Transactions (including the assignments and assumptions referred to in Section 1.9).
2.4Title to and Sufficiency of Assets. Seller has good, marketable, and valid title to, or a valid leasehold interest or license interest in, as applicable, the Purchased Assets, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 2.10, none of the Tangible Personal Property is leased or licensed. Seller is the sole owner of the Soybean Inventory. Except as shown on Schedule 2.4, (a) the Purchased Assets, together with the services made available pursuant to the Transition Services Agreement, include all assets and rights that have been used during the periods covered by the Financial Statements in the conduct of the Business and the operation of the Facility as operated during such period; (b) all of the assets and rights owned or used by the Seller in the conduct of the Business or operation of the Facility during the period covered by the Financial Statements will be owned or available for use by the Purchaser on identical terms and conditions immediately subsequent to the Closing; (c) no Person owns any equipment or other tangible assets or properties that were used by the Seller in the Business or the operation of the Facility during the period subject to the Financial Statements; and (d) the Purchased Assets include all such material property owned or used by Seller at the Business during the prior twenty-four (24) months (excluding only Soybean Inventory sold in the Ordinary Course of Business and such other property that was replaced with similar value). Except as shown on Schedule 2.4, each of the Purchased Assets constituting tangible assets (including, but not limited to, buildings, plants, structures, furniture, fixtures, machinery, equipment, and vehicles) are free from defects and structurally sound, are suitable for the purposes for which they are presently used, designed and configured, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are adequate for the uses to which they are being put.
2.5Financial Statements.
(a)    Schedule 2.5 contains internally prepared balance sheets and statements of income for the Business for the years ended December 31, 2021, and December 31, 2022, and for the eight (8) month period ended September 30, 2023 (individually, a “Financial Statement” and collectively, the “Financial Statements”). Each Financial Statement (i) has been prepared based on, and in accordance with, the books of account and related records of the Business; (ii) has been prepared in accordance with the Accounting Principles and on a consistent basis; (iii) are correct, accurate and complete; and (iv) fairly presents the cash flows and the results of operations of the Business for the periods covered and the financial condition of the Business as of such dates; provided, however, that the Financial Statements for the period ended September 30, 2023 are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. The Seller does not have any Liabilities of a nature and type required to be set forth on a balance sheet prepared in accordance with GAAP, except for (i) Liabilities set forth on the face of the balance sheet dated as of September 30, 2023 (rather than in any notes thereto) and (ii) Liabilities which have arisen after September 30, 2023, in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Law). The Soybean Inventory of the Seller is reflected properly on its books and records in accordance with the Accounting Principles and is merchantable and fit for the purpose for which it was procured, processed or manufactured, and none of which is obsolete, damaged, or defective, subject only to the reserve for inventory write-down set forth on the face of the balance sheet dated as of September 30, 2023 (rather than in any notes thereto).
(b)    All accounts payable and notes payable of the Seller (and the Business) arose in bona fide arm's-length transactions in the Ordinary Course of Business and no such account payable or note payable is delinquent in its payment. Since the date of the latest balance sheet, the Seller (and the Business) have paid their accounts payable in the Ordinary Course of Business. The Seller (nor the Business) does not have any accounts payable or loans payable to any Person which is affiliated with it or any of its officers, directors, members, managers, employees or equity holders.
2.6Absence of Change. Since January 1, 2023, Seller has conducted the Business in the Ordinary Course of Business and there has been no development, event or occurrence which had or would reasonably be expected to have individually or in the aggregate, a materially adverse effect on the Business or the Facility. Without limiting the generality of the foregoing, since January 1, 2023, except as contemplated by this Agreement or disclosed in Schedule 2.6 (in each case only with respect to the Business or the Purchased Assets):
(a)    the Seller has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than Soybean Inventory sold in the Ordinary Course of Business and other assets which were replaced; and
(b)    the Seller has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the Ordinary Course of Business; and
(c)    no Person (including the Seller) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Seller is a party or by which it is bound; and
(d)    the Seller has not adopted a change in its accounting methods: and
(e)    No Lien has been imposed upon any of Seller’s assets, tangible or intangible; and

(f)    the Seller has not made any loan to, or entered into any other transaction with, any of its managers, officers, or employees; and
(g)    the Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement; and
(h)    the Seller has not granted any material increase in the base compensation of any of its managers, officers, or employees outside the Ordinary Course of Business; and
(i)    the Seller has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan); and
(j)    the Seller has not made any other change in employment terms for any of its managers, officers, or employees outside the Ordinary Course of Business; and
(k)    Seller has not been made aware of any indication that any employee of Seller intends to terminate such employee’s employment with Seller or will refuse to accept employment with the Purchaser on the same basis following the consummation of the Transaction; and
(l)    the Seller has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business; and
(m)    the Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property; and
(n)    there has been no change made or authorized in the Organizational Documents of the Seller; and
(o)    the Seller has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property; and
(p)    all accepted and unfilled orders for the sale of goods by the Seller have been entered into in the Ordinary Course of Business, are not extraordinary, and (if outstanding) can be filled in accordance with their terms; and
(q)    the Seller has not adopted a material change in the fees or prices that it charges for its products and services; and
(r)    Seller has not received any written notification that any Key Customer or any other material customer will or intends to significantly reduce its purchase of products from the Seller or will refuse to deal with the Purchaser on the same basis following the consummation of the transactions contemplated hereby; and
(s)    Seller has not received any written notification that any Key Vendor or any other material vendor will or intends to significantly reduce its supply of products to the Seller or will refuse to deal with the Purchaser on the same basis following the consummation of the transactions contemplated hereby; and
(t)    Seller has not deferred or failed to incur any capital expenditures, maintenance obligations or other expenditures in the Ordinary Course of Business; and
(u)    the Seller has not committed to any of the foregoing.

2.7Claims. Except as shown on Schedule 2.7, (a) There are no material actions, suits, proceedings, hearings, investigations, audits, charges, complaints, claims or demands of any kind (collectively, “Proceedings”) pending or, to the Knowledge of Seller, threatened against Seller related to the Business, any of the Purchased Assets or against Seller that would reasonably be expected to result in the creation or imposition of any Lien or Liability upon any Purchased Assets or Purchaser; (b) during the past three (3) years there have been no injunctions, judgments, orders, decrees or rulings of any kind entered or issued against Seller involving to the Business or any of the Purchased Assets and no injunction, judgment, order, decree or ruling of any kind whenever entered or issued against Seller is unsatisfied; and (c) Seller is not charged or, to the Knowledge of Seller, threatened with, or under investigation with respect to, any alleged material violation of any provision of any Law related to the Business or any of the Purchased Assets.
2.8Legal Compliance. Except as set forth on Schedule 2.8, to the extent related to the Business or any of the Purchased Assets, Seller is and, during the past two (2) years, has been in compliance in all material respects with each applicable Law. Seller has obtained all Permits required by Law to own and operate the Business and the Facility or maintain the Purchased Assets and all such Permits are listed on Schedule 2.8. All of the Assigned Permits are in full force and effect and there are no violations of any Assigned Permit; and no Proceeding is pending or, to the Knowledge of the Seller, threatened to revoke, terminate, suspend, cancel or limit any Assigned Permit.
2.9Customers; Vendors. Set forth on Schedule 2.9 is a list of the customers that, by dollar volume, accounted for not less than eighty percent (80%) of the Business’s revenue for the years ended December 31, 2021, and December 31, 2022 (collectively, the “Key Customers”). Set forth on Schedule 2.9 is a list of the vendors or suppliers that, by dollar volume, accounted for not less than eighty percent (80%) of the Business’s expenses or costs for the years ended December 31, 2021, and December 31, 2022 (collectively, the “Key Vendors”).
2.10Contracts. Schedule 2.10 lists the following Contracts related in any way to the Business, the Facility or the Purchased Assets: (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person; (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, for capital expenditures or acquisition of fixed assets, or for the furnishing or receipt of services, the performance of which will extend over a period of more than 6 months or involve consideration in excess of $100,000; (c) any agreement involving any joint venture, partnership, or limited liability company agreement involving a sharing of profits, losses, costs, Taxes, or other liabilities by Seller with any other Person; (d) any agreement containing covenants that in any way purport to restrict the right or freedom of the Seller or any other Person for the benefit of the Seller to (I) engage in any business activity, (II) engage in any line of business or compete with any Person, or (III) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person; (e) any agreement involving an Affiliate of the Seller; (f) any collective bargaining agreement; (g) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $150,000 or providing severance benefits; (h) any agreement under which Seller has advanced or loaned any amount to any of its managers, officers, or employees outside the Ordinary Course of Business; (i) any Contract related to the Leased Real Property or Intellectual Property; (j) any agreement granting any Person a Lien on all or any part of the Purchased Assets (other than Permitted Liens and Liens that will be released at or prior to Closing); (k) any agreement that has any (i) minimum purchase or sale requirement obligation or (ii) a “most favored nation” or other similar obligation; (l) any other Contract material to the operation of the Business; and/or (m) constituting an amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing. The Seller has delivered to the Purchaser a correct and complete copy of each Contract (as amended to date) listed in Schedule 2.10 and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 2.10.
With respect to each Contract that is listed on Schedule 2.10: (a) the Contract is legal, valid, binding and enforceable and in full force and effect; (b) if the Contract is an Assigned Contract, then the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms in favor of Purchaser following the consummation of the Transactions (including the assignments and assumptions referred to in Section 1.9); (c) Seller is not in breach or default, and to the Knowledge of

Seller, no other party is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the Contract; and (d) no Person has repudiated any provision of the Contract.
2.11Taxes. Seller has: (a) timely filed and will timely file all Tax returns, forms, reports, statements or similar documents (collectively, “Tax Returns”) that Seller is required to file; (b) withheld or paid and will withhold or pay all Taxes that are due in connection with or with respect to the periods or transactions covered by such Tax Returns, and withheld or paid all other Taxes as are due, except such Taxes, if any, that are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required); and (c) collected and will collect all Taxes that Seller was required to collect, and to the extent required, paid and will pay such Taxes to the proper Authority. No extensions or waivers of statutes of limitations have been requested or provided in connection with taxes payable by the Seller. Seller is not a party to any action by any taxing authority and there are no pending or threatened actions against Seller. There are no Tax-related Liens upon any of the Purchased Assets nor, to the Seller’s Knowledge, is any taxing authority in the process of imposing such Liens. Seller has not entered into any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law). All Tax Returns have been and shall be prepared in all material respects in accordance with applicable Law and accurately reflect, in all material respects, the taxable income or other measure of Tax.
2.12Real Property. Seller does not own any real property. Set forth on Schedule 2.12 is a list and brief description, including street address or location, of all real property leased by Seller relating to the Facility or the Purchased Assets including, but not limited to, the Facility Lease (collectively, the “Leased Real Property”). Correct, accurate, and complete copies of such leases have been provided to Purchaser. With respect to each lease or sublease for the Leased Real Property, except as set forth on Schedule 2.12: (a) each such lease or sublease for the Leased Real Property has been duly authorized and executed by the Seller and is in full force and effect, and there exists no breach or default by Seller or, to the Knowledge of Seller, by any other party under the Leases; (b) all buildings, improvements or facilities leased or subleased thereunder or located on the Leased Real Property have received all approvals of all applicable Authorities (including all Permits) required in connection with the operation thereof and have been operated and maintained in accordance with each applicable Law and applicable insurance requirements; (c) all buildings, improvements or facilities leased or subleased thereunder or located on the Leased Real Property are supplied with utilities and other services (including gas, electricity, water, telephone, sanitary sewer, and storm sewer) necessary for the operation of said facilities and all of which utilities and services are adequate in accordance with all applicable Laws and are provided access via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of Leased Real Property; (d) all buildings, improvements or facilities leased or subleased thereunder or located on the Leased Real Property (including, but not limited to, heating, ventilation, air conditioning systems, mechanical, electrical, plumbing, environmental control, remediation and abatement systems, sewer, storm, waste water systems, irrigation, parking facilities, fire protection, security and surveillance systems, telecommunications, computer wiring, cable installations, roof, foundation load-bearing walls and floors) are in good operating condition and repair (subject to ordinary wear and tear), have been maintained in accordance with industry practices and standards and are suitable for the uses for which they are presently being used in the Facility; (e) to the Knowledge of Seller, the owner of the buildings, improvements or facilities leased or subleased has marketable title to the parcel of real property, free and clear of all Liens, except for installments of special assessments not yet delinquent and recorded Liens, restrictions or conditions which do not impair the current use, occupancy, value or marketability of or title to, the property subject thereto; (f) the buildings, improvements and facilities constituting the Business are located within the boundary lines of the real property subject to the Facility Lease, are not in violation of applicable setback requirements or zoning Laws, and do not encroach on any other property; and (g) to the Knowledge of Seller, none of the Leased Real Property contains any patent defects or latent defects. Seller does not owe, and will not in the future owe, any brokerage commissions or finder’s fees with respect to any Leased Real Property.
2.13Environmental. Except as set forth on Schedule 2.13, within the past three (3) years, (a) no written notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit, proceeding or review is pending, or, to the Knowledge of Seller, threatened by any authority or ot her Person with respect to any matters relating to the Facility and relating to or arising out of any Environmental Law, and (b) neither Seller nor the Purchased Assets are the subject to any Liabilities or expenditures relating to, or arising under, any failure to comply with any Environmental Law or Permit.
2.14Employment Matters. Set forth on Schedule 2.14 is a list of the following information for each Employee: name, job title, location of employment, full or part time status, tenure with the Seller, and annual base salary or hourly wage. All salaries, wages, commissions and other compensation and benefits payable to each Employee have been accrued and paid by Seller when due for all periods ending on or before the Closing Date, except for stub period payroll obligations resulting from the Closing Date occurring between normal paydays, which stub payroll obligations will be promptly and timely paid by Seller following Closing. Seller is not (and never has been) a party to or bound by any collective bargaining agreement and Seller has not experienced any strikes, labor grievances, or claims of unfair labor practices, in each case with respect to the Business. The Seller has not committed any unfair labor practice. To the Seller’s Knowledge, there is no organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Seller. Seller is in compliance with all applicable employment related Laws in all material respects.
(a)    List of Employees. A list of Seller’s salaried and non-salaried employees involved in the operation of the Business, or the Facility (each, an “Employee”) is included in Schedule 2.14. Except for those Employees that are subject to contracts described in Schedule 2.10, all of the Employees are terminable at will. To the Knowledge of the Seller, no executive, key employee, or group of employees has any plans to terminate employment with the Seller prior to the Closing Date.
(b)    Independent Contractors. Schedule 2.14 contains a list of all independent contractors currently engaged by Seller in the operation of the Business, along with the position, date of retention, and rate of renumeration for each such independent contractor. Except as sect for in Schedule 2.14, none of such independent contractors is a party to a written agreement or contract with the Seller.
(c)    FMLA. Schedule 2.14 lists those Employees who are absent from work on short or long-term disability leave or leave under the Family and Medical Leave Act of 1993, on a leave of absence relating to pregnancy or childbirth, or have notified the Seller of their intent to take any such leave.
(d)    Worker’s Compensation. Schedule 2.14 sets forth (a) the worker’s compensation losses for Seller since January 1, 2021; and (b) a description of all reports and filings made by Seller pursuant to the Occupational Safety and Health Act and similar state and local Laws since January 1, 2021 (copies of which will be made available to Purchaser upon request).
(e)    Immigration Matters. Seller has not made any representations to any person concerning any sponsorship for temporary or permanent immigration status. Seller has no employees for whom it currently has petitions or applications for immigration benefits pending with the U.S. Citizenship and Immigration Services or DOL. The Seller and its Affiliates are in compliance in all material respects with, and have not materially violated the terms and provisions of, the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (“Immigration Laws”). All employees and service providers of the Seller and its Affiliates are legally authorized to work in the United States and with respect to each Employee, the Seller or its applicable Affiliates have obtained Form I-9 (Employment Eligibility Verification Form) and all other records, documents, or other papers that are required pursuant to the Immigration Laws, including such onboarding materials that are generally collected in connection with the completion of the Form I-9. Neither the Seller nor any of its Affiliates has been penalized by reason of its failure to comply with the Immigration Laws.
2.15Employee Benefits.
(a)    Details Of Plans. Schedule 2.15 lists each Employee Benefit Plan that the Seller maintains or to which the Seller contributes or has any obligation to contribute with respect to the Business.

(b)    Other Arrangements. Except as shown on Schedule 2.15, there is no employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance, or similar plans or agreements, under discussion or negotiation by Seller with any employee or group of employees, any member of management, or any other individual.
2.16Intellectual Property.
(a)    With respect to the operation of the Facility and the conduct of the Business, Seller has not interfered with, infringed upon, misappropriated, or otherwise conflicted with any Intellectual Property rights of any other Person, and none of Seller, the directors, managers, employees or officers of Seller have ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any other Person). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Seller related to the operation of the Business or the Facility.
(b)    The computer systems, including the software, databases, firmware, hardware, networks, interfaces, platforms and related systems used in the conduct of the Business in connection with the occupancy or operation of the Facility (collectively, “Systems”) are sufficient for the continued occupancy or operation of the Facility as presently conducted and as presently contemplated to be conducted by Seller, are included within the Purchased Assets and may be assigned to Purchaser without the consent of any Person. The Systems are in good working condition to effectively perform all information technology operations necessary for the continued occupancy or operation of the Facility as presently conducted and as presently contemplated to be conducted by Seller. With respect to the Systems, the Seller has implemented and maintain commercially reasonable security, data backup, data storage, system redundancy and disaster avoidance and recovery procedures and business continuity plans, procedures and facilities. There has been no failure with respect to any Systems that has had (or reasonably could have) a material effect on the operations of the Seller or the Business, and to the Knowledge of the Seller, the Systems do not have any material security vulnerabilities, and there has been no unauthorized access to or use of any Systems. Seller has implemented any and all security patches or upgrades that are generally available for the Systems, as applicable. Seller is current with all of its obligations under its software license agreements.
2.17Assigned Contracts. With respect to each Assigned Contract: (i) the Assigned Contract is legal, valid, binding and enforceable, except as such enforceability may be limited by the effect of the Bankruptcy and Equity Exception; (ii) Seller is not in material breach or default under the Assigned Contract and, to the Knowledge of Seller, no other Person that is party to the Assigned Contract is in material breach or default under the Assigned Contract; and (iii) subject to obtaining any applicable Restricted Interest Consents, the Assigned Contract will continue to be in full force and effect according to its terms immediately following the Transaction and will not (with or without the passage of time or the giving of notice) require the consent or approval of any Person.
2.18Brokers. There are no brokers or finders known to Seller to be involved with the Transaction and neither of Seller nor its representatives have made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission or other similar payment as a result of the Transaction.
2.19Product Warranty. Each product manufactured, processed, sold, leased, or delivered by the Seller as a part of the Business has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Seller has no Liability for replacement thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the balance sheet dated as of September 30, 2023 (rather than in any notes thereto). No product manufactured, processed, sold, leased, or delivered by the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable terms and conditions of sale set forth in Schedule 2.19.
2.20Product Liability. The Seller has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, processed, sold, or delivered by the Seller.

2.21Certain Payments. Neither the Seller nor, to the Knowledge of the Seller, any other Person associated with or acting on behalf of the Seller, including any member, manager, officer, agent, employee, or Affiliate of the Seller has: (a) used any Seller funds for any unlawful contribution, gift, entertainment, or other unlawful expense relating to political activity or to influence official action; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from Seller funds; (c) made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment; or (d) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder; and the Seller has instituted and maintains policies and procedures designed to ensure compliance therewith.
2.22Guaranties. With respect to the operation of the Business (a) the Seller is neither a guarantor nor otherwise responsible or liable for any Liability of any other Person; or (b) no other Person acts to guarantee any obligations or performance of the Seller.
2.23Certain Business Relationships With The Seller. Except as set forth in Schedule 2.23, no Affiliate, Employee, director, manager, officer or agent of the Seller has been involved in any business arrangement or relationship with the Seller (including acting as a guarantor of any Liabilities of Seller) during the period subject to the Financial Statements, and no Affiliate, Employee, director, manager, officer or agent of the Seller owns any asset, tangible or intangible, which is used in the business of the Seller.
2.24Insurance Policies.
(a)    Seller has been covered during the past two (2) years by insurance in scope and amount customary and reasonable for the Business. Seller has delivered to the Purchaser complete and correct copies of all policies and binders of insurance (each of which is listed on Schedule 2.24) maintained as of the date hereof by Seller for the Business (collectively, the “Insurance Policies”), together with descriptions of all “self-insurance” programs. All Insurance Policies are in full force and effect for such amounts as are sufficient for requirements of Law and all Contracts to which the Seller is a party or by which the Seller is bound. Except as set forth on Schedule 2.24, there have been no claims made under any such Insurance Policies at any time during the three (3) year period prior to the date hereof. Seller has not received written notice under any Insurance Policy denying or disputing any claim (or coverage with respect thereto) made by Seller or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the one (1) year period prior to the date hereof. During the past three (3) years, Seller has not been refused any insurance, nor has the coverage of the Seller been limited or suspended.
(b)    All Insurance Policies are legal, valid, binding, enforceable, and in full force and effect as of the Closing Date. Neither Seller nor any other party to any Insurance Policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under any Insurance Policy. No party to any Insurance Policy has repudiated any provision thereof.
2.25No Additional Representations or Warranties. SELLER IS NOT MAKING AND HEREBY DISCLAIMS, AND PURCHASER ACKNOWLEDGES THAT SELLER HAS NOT MADE AND IS NOT MAKING, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO SELLER OR THE BUSINESS, INCLUDING ANY OF THE PURCHASED ASSETS OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 2 (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULES). Any and all prior representations and warranties made by Seller, whether verbally or in writing, are merged into this Agreement, it being understood that no such prior representations or warranties shall survive the execution and delivery of this Agreement or the consummation of the Transaction. For the avoidance of doubt, none of Seller, its Affiliates or their respective representatives makes any representations or warranties to Purchaser or to any other Person regarding (i) any information furnished or made available to the Purchaser or its representatives, including any information, documents or material made available to Purchaser in any data room or in any other form in expectation of the Transaction, unless referenced, incorporated or set forth herein or (ii) the probable success, projections or future profitability of the Business or the Purchased Assets.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF PURCHASER
Purchaser represents and warrants to Seller as follows:
3.1Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the Laws of the State of Nebraska.
3.2Authority and Enforceability. Purchaser has the requisite power and authority to execute, deliver and perform this Agreement and each Ancillary Document delivered or to be delivered pursuant to the Transaction, and the execution, delivery and performance of this Agreement by Purchaser has been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, subject to the Bankruptcy and Equity Exception, constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms.
3.3Non-contravention. The Transaction will not: (a) violate any Law or other restriction of any Authority to which Purchaser is subject; (b) violate any provision of Purchaser’s Organizational Documents or any resolution adopted by the managers or members of Purchaser; or (c) result in a breach or violation of any material term or provision of, or (with or without notice or passage of time, or both) constitute a default under any agreement, permit, instrument or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets or properties are subject.
3.4Litigation. There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against or affecting Purchaser at law or in equity, or before or by any Authority, which would, or are reasonably likely to, adversely affect Purchaser’s performance under this Agreement or the consummation of the Transaction.
3.5Independent Investigation; Acknowledgement. Purchaser has had an opportunity to discuss the management, operations and finances of the Business with Seller’s officers, employees, agents, representatives and Affiliates. Purchaser has conducted its own independent investigation of the Business. In making its decision to execute and deliver this Agreement and to consummate the Transaction, Purchaser acknowledges that the representations and warranties set forth in Article 2 (including the related portions of the Disclosure Schedules) are the only representations and warranties made by Seller, and that Purchaser has not relied upon any other information provided by, for or on behalf of Seller, or its agents or representatives, to Purchaser or any of its agents or representatives in connection with the Transaction. Purchaser has entered into the Transaction with the understanding, acknowledgement and agreement that no representations or warranties, express or implied, are made with respect to any projection or forecast regarding future results or activities or the probable success or profitability of the Business except for the representations and warranties set forth in Article 2 (including the related portions of the Disclosure Schedules). Purchaser acknowledges that no current or former stockholder, director, officer, employee, Affiliate or advisor of Seller has made or is making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied.
3.6Brokers. There are no brokers or finders known to Purchaser to be involved with the Transaction and Purchaser has not made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission or other similar payment as a result of the Transaction.
ARTICLE 4
COVENANTS
The Parties covenant and agree as follows with respect to the period following Closing:

4.1General. In case at any time after Closing any further action is necessary or desirable to carry out the purposes of this Agreement or any Ancillary Document delivered or to be delivered pursuant to the Transaction, each of the Parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party with respect to reasonable out of pocket costs (unless the requesting Party is entitled to indemnification therefor under Article 5). The Parties shall act in good faith to continue to negotiate and finalize a Grain Supply and License Agreement following the Closing.
4.2Post-Closing Cooperation, Access to Information and Retention of Records.
(a)    Without limiting the generality of Section 4.1, Seller and Purchaser shall cooperate fully with each other after Closing so that each Party has reasonable access to the business records, contracts and other information existing as of Closing and relating exclusively to the Purchased Assets, the Assumed Liabilities or the conduct of the Business (whether in the possession of Seller or Purchaser). The access to files, books and records contemplated by this Section 4.2 shall be during normal business hours and upon not less than two (2) days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same. The Parties agree that upon the reasonable request of a Party, the other Party shall, in a timely manner, provide copies of all such files, books and records contemplated by this Section 4.2, the cost to be borne by the requesting Party. Notwithstanding anything to the contrary in this Agreement, neither Party shall be required to disclose any information to the other Party or its representatives if such disclosure (i) would jeopardize any attorney-client or other legal privilege, (ii) would contravene any applicable Law (including applicable privacy or data protection Law) or contract, or (iii) relates to any income Tax Return or related work papers filed or prepared by or with respect to such Party or any other Tax Return or related work papers to the extent not related to the Business or the Purchased Assets prepared by or with respect to any Affiliate of such Party or any of their respective predecessor entities.
(b)    Seller shall not take any action that is intended to have the effect of discouraging any Employee, lessor, licensor, grower, customer, supplier, sales representative, dealer, distributor or other business associate of Seller with respect to any aspect of the Business from maintaining the same business relationships with Purchaser after Closing as it maintained with Seller prior to Closing. Seller shall refer all inquiries relating to the Business or the Purchased Assets to Purchaser from and after Closing. Seller will furnish Purchaser with all information concerning Seller that is required for inclusion in any application or filing made by Purchaser to any Authority in connection with the transactions contemplated by this Agreement. Seller will use commercially reasonable efforts to assist Purchaser in obtaining any Permits, or any consents to assignment related thereto, that Purchaser will reasonably require in connection with the continued operation of the Purchased Assets and the Business after the Closing.
4.3Employee Matters.
(a)    Prior to the Closing, Purchaser intends to make offers of employment to employees of Seller listed on Schedule 4.3, but is not obligated to hire any of the employees of Seller; provided, however, that such offers may be contingent upon such Employees satisfying Purchaser’s hiring requirements with respect to compliance with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. With respect to each of the Employee Benefit Plans maintained by Purchaser or an Affiliate of Purchaser for the benefit of any Employee shown on Schedule 4.3, effective as of the Closing, Purchaser shall, or shall cause its Affiliate to, recognize all service of the Employees with Seller, as if such service were with Purchaser, for vesting and eligibility (but not for accrual) purposes; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Employee Benefit Plan of Seller. Seller will use reasonable efforts to encourage each employee to whom an offer of employment is made by Purchaser to accept such offer of employment. Prior to Closing, Purchaser will provide Seller with a list of employees to whom Purchaser has made an offer of employment that has been accepted (“Hired Employees”). The Hired Employees will become employees of Purchaser commencing (i) in the case of an employee who is actively at work on the

Closing Date, upon the Closing Date, and (ii) in the case of an employee who is on approved leave on the Closing Date, upon such employee reporting to his or her assigned work location and the inception of rendering services for compensation immediately at the end of the approved leave, and Seller will terminate the employment of all the Hired Employees on the Closing Date. It is understood and agreed that (x) Purchaser’s expressed intention to extend offers of employment as set forth in this Section 4.3 shall not constitute any commitment, Contract, or understanding (expressed or implied) on the part of Purchaser to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Purchaser may establish pursuant to individual offers of employment, and (y) employment offered by Purchaser is “at will” and may be terminated by Purchaser or by an employee at any time for any reason (subject in each case to any written commitments to the contrary made by Purchaser and to any Laws). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Purchaser to terminate, reassign, promote or demote any of the Hired Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation, or terms or conditions of employment of such Hired Employees.
(b)    The Seller shall be responsible for the payment of (i) all wages and other remuneration due to current or former employees of the Seller with respect to their services while employed by Seller including accrued but unpaid salaries, wages, bonuses, incentive compensation, deferred compensation, or other compensation or payroll items as a result of employment by the Seller, (ii) all vacation and sick pay and/or personal days earned by them according to company policy prior to the Closing Date, and (iii) any and all amounts required to be withheld therefrom by a Governmental Authority.
(c)    From and after the Closing, Seller shall remain solely liable in respect of the Hired Employees and their beneficiaries and dependents relating to or arising in connection with any claims, whether asserted before, on or after the Closing Date, for life, disability, accidental death or dismemberment, workers’ compensation, supplemental unemployment compensation, medical, dental, hospitalization, other health or other welfare or fringe benefits under any Employee Benefit Plan or otherwise, which claims relate to or are based upon the occurrence of an event or diagnosis of a condition before the Closing Date (including claims for continuing treatment in respect of any illness, accident, disability, condition, or confinement that occurs or commences before the Closing Date).
(d)    Purchaser shall not have any responsibility, Liability, or obligation, whether to employees of Seller, former employees of Seller, their beneficiaries, or to any other Person, with respect to any Employee Benefit Plans, programs, or policies maintained by Seller.
(e)    Seller shall be solely responsible for compliance with, and for any and all Liabilities, penalties, fines or other sanctions that may be assessed or otherwise due under, the WARN Act and any similar state Law arising out of the transactions contemplated by this Agreement, or otherwise relating to employees or former employees of Seller, which Liabilities shall be “Retained Liabilities.”
(f)    Nothing in this Section 4.3, express or implied, will confer upon any Hired Employee or any other current or former employee of Seller any rights or remedies (including any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Agreement. The provisions of this Section 4.3 are not intended to be for the benefit of or otherwise be enforceable by, any Hired Employee or any current or former employee of Seller or any third party or to be treated as an amendment to any plan.
4.4Tax Matters. Any real and personal property taxes (or other similar Taxes, but exclusive of transfer Taxes, if any) on the Purchased Assets with respect to any taxable period beginning before and ending after the Closing Date shall be prorated on a per diem basis to the Closing Date, shall be included in the calculation of Working Capital. To the extent relevant to the Business or the Purchased Assets, each Party shall provide the other with such assistance as may reasonably be required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes. Purchaser and Seller shall be equally responsible for the payment of all transfer Taxes (if any), filing fees, recording fees and other similar expenses with respect to the sale and purchase of the Purchased Assets.

4.5Use of Intellectual Property. Purchaser shall not have the right to use the name “Benson Hill Ingredients” and “Benson Hill” and any derivatives thereof, whether as a name, trade name, trademark, service mark, identifier, or otherwise.
4.6Allocation. The total consideration payable by Purchaser to Seller under this Agreement shall be allocated among the Purchased Assets in a manner consistent with the requirements of Section 1060 of the Code and in accordance with principles set forth on Schedule 4.6. Purchaser will provide a corresponding “Purchase Price Allocation Statement” to Seller within thirty (30) days after the Purchase Price is finalized in accordance with Section 1.7. Seller and Purchaser shall file Form 8594 with their respective United States federal income Tax Returns in accordance with such Purchase Price Allocation Statement and each Party shall provide a copy of the filed Form 8594 to the other Party, upon request.
4.7Employee Withholding. Pursuant to the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320, (i) Purchaser and Seller shall report on a predecessor/successor basis as set forth therein; (ii) Seller will not be relieved from filing a Form W-2 with respect to any Employees of the Business who accept employment with Purchaser and who were employees of Seller prior to the Closing Date (“Hired Employees”); and (iii) Purchaser will undertake to file (or cause to be filed) a Form W-2 for each such Hired Employee with respect to the portion of the year during which such Hired Employees are employed by Purchaser that includes the Closing Date, excluding the portion of such year that such Hired Employee was employed by Seller.
4.8COBRA. Seller shall comply with any provisions of federal and state Law, including Part 6 of Subtitle B of Title I of ERISA and CODE §409B (“COBRA”) relating to the continuation of health insurance benefits with respect to any Employees who do not become Hired Employees as of the Closing.
4.9Restrictive Covenants.
(a)    Seller shall not, during the Restricted Period, solicit, employ or retain as a consultant any Hired Employee that was employed by Purchaser within the six (6) months preceding such solicitation, employment or retention (provided, however, that the foregoing shall not restrict Seller from soliciting any Person by general advertising that is not directed or targeted at Persons that Seller would otherwise be restricted from soliciting, employing or retaining pursuant to this Section 4.9(a)). As used herein, the term “Restricted Period” shall mean the two (2) year period immediately following the Closing Date.
(b)    Non-Competition.
(i)    Seller is familiar with the trade secrets related to the Business and with other confidential information concerning the Business, including all (A) inventions, technology, and research and development related to the Business, (B) customers and vendors, and customer and vendor lists related to the Business, (C) products (including products under development) and services related to the Business and related costs and pricing structures and manufacturing techniques, (D) accounting and business methods and practices related to the Business and (E) similar and related confidential information and trade secrets related to the Business. Seller acknowledges and agrees that the Business would be irreparably damaged if Seller were to directly or indirectly provide products or services to any Person competing with the Business or engaging in a similar business and that such direct or indirect competition by Seller would result in a significant loss of goodwill by the Purchaser.
(ii)    In further consideration for the Purchaser’s payment of the Purchase Price and in order to protect the value of the Business acquired by Purchaser hereunder (including the goodwill inherent in the Business as of the date hereof), Seller hereby agrees that during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), Seller shall not within the Restricted Territory, without the prior consent of the Purchaser, directly or indirectly, be or become a member, equity holder, owner, agent, representative, contractor, consultant, advisor or manager of or to, or otherwise acquire or hold any interest in, or participate in or facilitate the financing, operation, management or control of, any other soybean processing facility. Restricted Territory means the geographic area within (a) fifteen (15) miles of the Business, (b) fifty (50) miles of the Business and/or (c) one hundred (100) miles of the Business.
(c)    Seller agrees that it is reasonable to restrict the activities set forth in Section 4.9(a) and (b) and that the restrictions set forth in Section 4.9(a) and (b) (including the Restricted Period, Restricted Territory and the restricted activities) are fair and reasonable and are necessarily required for the protection of the goodwill of the Business being acquired by Purchaser. Seller agrees that if Seller violates or threatens to violate any of the terms of Section 4.9(a) or (b), then monetary damages would not be a sufficient remedy and Purchaser shall be entitled to seek injunctive relief and that such remedy shall be in addition to and not in limitation of any other rights or remedies for such violation to which the Purchaser is or may be entitled to at law or in equity.
4.10[***]

ARTICLE 5
INDEMNIFICATION
5.1General Indemnification Obligations.
(a)    Subject to the terms and conditions set forth in this Article 5, Seller shall indemnify and defend Purchaser and hold Purchaser harmless from the following and against any and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:
(i)    any breach or inaccuracy of any representation or warranty made by Seller in this Agreement;
(ii)    any breach of any covenant, agreement or obligation of Seller in this Agreement or any Ancillary Document delivered or to be delivered by Seller to Purchaser pursuant to this Agreement of the Transaction;
(iii)    all Taxes payable by Seller whether or not shown on any Tax Returns;
(iv)    any Liability under or pursuant to any Employee Benefit Plan;
(v)    the Retained Liabilities; and
(vi)    Seller’s or its Affiliates’ noncompliance with applicable air quality permit solvent usage, emission limits, compliance ratios or other violations of or Liability pursuant to an Environmental Law at the Facility prior to the Closing Date, including without limitation, any resulting penalties assessed by the Indiana Department of Environmental Management, the Environmental Protection Agency or other Authority arising out of the claims set forth in Schedule 2.7 hereof.
(b)    Subject to the terms and conditions set forth in this Article 5, Purchaser shall indemnify and defend Seller and hold Seller harmless from and against the following and all Adverse Consequences arising out of, resulting from, relating to, in the nature of or caused by:
(i)    any breach or inaccuracy of any representation or warranty made by Purchaser in this Agreement;
(ii)    any breach of any covenant, agreement or obligation of Purchaser in this Agreement or any Ancillary Document delivered or to be delivered by Purchaser to Seller pursuant to this Agreement of the Transaction;

(iii)    any Liability arising out of circumstances or occurrences related to the ownership or operation of the Business and the Purchased Assets on or after the Closing Date; and
(iv)    the Assumed Liabilities.
5.2Indemnification Procedures and Limitations.
(a)    Survival. (i) All Fundamental Representations of the Parties contained in this Agreement shall survive the Closing Date until sixty (60) days after the expiration of all applicable statutes of limitations with respect to the matters addressed therein; (ii) all other representations and warranties of the Parties contained in this Agreement shall survive the Closing Date for [***]; (iii) any claim that arises or is delayed as a result of Fraud shall survive the Closing Date indefinitely; and (iv) the covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date until they have expired or have been performed or satisfied, as applicable.
(b)    Notice. A Party seeking indemnification pursuant to this Article 5 (an “Indemnified Party”) shall give notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of any claim for which it is seeking indemnity under this Article 5 (a “Claim” and collectively “Claims”), but failure to give such notice shall not relieve the Indemnifying Party of any Liability hereunder (except to the extent that the Indemnifying Party has suffered actual prejudice thereby). Such notice shall state in reasonable detail the amount of estimated Adverse Consequences of such Claim, shall identify the specific basis for such Claim, and shall include copies of relevant notices and documents relating to such Claim. Any Claim against an Indemnified Party by a third party, whether or not involving a proceeding, is referred to herein as a “Third Party Claim”, and any other Claim against an Indemnified Party is referred to herein as a “Direct Claim”. Any survival period time limitation specified in Section 5.2(a) shall not apply to a Claim which has been the subject of notice from the Indemnified Party to the Indemnifying Party given in good faith prior to the expiration of such period.
(c)    Third Party Claims.
(i)    An Indemnifying Party will have the right to defend the Indemnified Party against a Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party, in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim, that the Indemnifying Party will defend the Indemnified Party against the Third Party Claim and will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (B) the Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief; (C) the Indemnifying Party diligently conducts the defense of the Third Party Claim; (D) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (E) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party.
(ii)    So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 5.2(c)(i), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld or delayed); and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

(iii)    In the event any of the conditions set forth in Section 5.2(c)(i) is or becomes unsatisfied, (A) the Indemnified Party may defend against the Third Party Claim; provided, however, the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party if the judgment or settlement involves an injunction or other equitable relief against the Indemnifying Party (not to be unreasonably withheld or delayed); (B) the Indemnifying Party will reimburse the Indemnified Party for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) if Indemnifying Party has an indemnification obligation therefor under this Article 5; and (C) the Indemnifying Party will remain responsible for any other Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim if the Indemnifying Party has an indemnification obligation therefor under this Article 5.
(d)    Direct Claims. Except for Section 5.2(c) which applies only to Third Party Claims, all provisions of this Article 5 shall apply to Direct Claims. The Indemnifying Party shall notify the Indemnified Party as to whether the Indemnifying Party accepts liability for any Adverse Consequences within thirty (30) days after receipt of notice of such Direct Claim pursuant to Section 5.2(b). If the Direct Claim is not satisfied by the Indemnifying Party within such thirty (30) day period, the Indemnified Party shall be entitled to pursue any or all remedies as may be available to the Indemnified Party under this Article 5.
(e)    Deductible. Seller shall not have any indemnification obligation for Adverse Consequences pursuant to any claims or series of related claims under Section 5.1(a)(i) unless the aggregate amount of all Adverse Consequences suffered thereby and that are indemnifiable pursuant to this Article 5 (other than in respect of Claims under Section 5.1(a)(i) arising out of or relating to Fraud or breaches or inaccuracies of the Fundamental Representations) exceeds the single deductible amount of $[***] (the “Deductible”), in which case the Indemnified Parties may make claims for the amount of such Adverse Consequences that exceed the Deductible, subject to the conditions and other limitations of this Article 5.
(f)    Indemnity Cap. In no event shall Seller be required to indemnify an Indemnified Party pursuant to Section 5.1(a)(i) for Adverse Consequences to the extent the aggregate amount of such Adverse Consequences exceeds an amount equal to $[***] (the “Indemnity Cap”); provided, however, the Indemnity Cap will not apply to Claims under Section 5.1(a)(i) arising out of or relating to Fraud or breaches or inaccuracies of the Fundamental Representations. Except in the event of Fraud, the maximum aggregate amount of Adverse Consequences to which Purchaser or its Affiliates may be entitled under Article 5 shall be the Purchase Price.
(g)    Insurance; Other Indemnification. The amount of any Adverse Consequences subject to indemnification hereunder shall be calculated net of any amounts recovered by an Indemnified Party or any of its Affiliates under insurance policies or other collateral sources (such as contractual indemnities or contributions of any Person which are contained outside this Agreement), and the Parties agree to use commercially reasonable efforts to obtain such recoveries; provided, however, that no Party shall be obligated to initiate litigation or arbitration in order to fulfill its obligation to use commercially reasonable efforts.
(h)    Mitigation. To the extent required by applicable Law, each Party shall take all commercially reasonable steps to mitigate any Adverse Consequences upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent reasonably necessary to remedy the matter which gives rise to the Adverse Consequences. In addition, to the extent that any breach or inaccuracy of any representation or warranty contained in this Agreement or any other provision of this Agreement is capable of cure or remedy, the Indemnified Party shall afford the Indemnifying Party a reasonable opportunity (which reasonable opportunity shall not be longer than thirty (30) days) to cure or remedy the matter complained of.
(i)    No Double Recovery. Neither Party shall be entitled to be compensated more than once for the same Adverse Consequences, including in respect of any matter to the extent the same was taken into account in the calculation of the Purchase Price or would otherwise result in double recovery for any such Adverse Consequences.
(j)    Treatment of Indemnification Payments. Any indemnification payments made by the Parties pursuant to this Article 5 shall be treated by the Parties as an adjustment to the Purchase Price.
(k)    Holdback Amount. The Holdback Amount may be used to satisfy Adverse Consequences, if any, for which Purchaser or Purchaser’s Affiliates, officers, directors, employees, agents and representatives is entitled to indemnification or reimbursement in accordance with the terms of this Article 5. Purchaser may proceed against the Holdback Amount (with written notice of the same to Seller) to obtain payment of any amounts due and owing from Seller for which Purchaser is entitled to indemnification or reimbursement in accordance with the terms of this Article 5 to the extent, and only to the extent, that either (i) Seller agrees in writing to the indemnification or reimbursement obligation due and owing by Seller to Purchaser or (ii) Purchaser provides Seller with written notice of the same and the Parties are unable to resolve such claim pursuant to this Article 5. Subject to the terms of Article 5, Purchaser shall retain the Holdback Amount for the Holdback Period. Subject to the terms of Article 5, Purchaser shall deliver the remaining Holdback Amount, if any, to Seller within five (5) days of conclusion of the Holdback Period.
(l)    Exclusive Remedy. Subject to the limitations herein:
(i)    The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation and willful misconduct on the part of a Party in connection with the Transaction, hereinafter, “Fraud”) for any breach of or inaccuracy in any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the negotiation and execution of this Agreement, the subject matter of this Agreement or the Ancillary Documents, shall be pursuant to the indemnification provisions set forth in this Article 5;
(ii)    The Parties may not avoid the limitations on liability, recovery and recourse set forth in this Article 5 by seeking Adverse Consequences for breach of contract, tort or pursuant to any other theory or liability;
(iii)    In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach or inaccuracy of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement that it may have against the other Party and its Affiliates and each of their respective representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 5.
Nothing in this Section 5.2(l) shall limit either Party’s right to any remedy on account of Fraud, Section 1.7 or 6.11, or under any agreements or documents executed and delivered at Closing, which shall be governed by their respective terms.
ARTICLE 6
MISCELLANEOUS
6.1Publicity. Except as may be required to comply with applicable Law, from and after the date hereof, no press release or similar public announcement shall be made or caused to be made by either Party, or any of their respective representatives or Affiliates, relating to this Agreement or the Transaction unless specifically approved in advance by both Parties; provided, however, that a Party, or its representatives, may publicize the Transaction with “tombstone” type announcements which do not disclose the Purchase Price and Purchaser may unilaterally and without reference to Seller’s name make public its ownership of the Purchased Assets. In the event any such press release or announcement is required by Law to be made by the Party proposing to issue the same, such Party shall use its reasonable efforts to consult in good faith with the other Party prior to the issuance of such press release or announcement.
6.2Expenses. Except as otherwise set forth in this Agreement or any Ancillary Document, Seller shall pay all costs and expenses incurred or to be incurred by Seller in connection with the terms of this Agreement or the Transaction, including all attorneys’ fees, accountants’ fees and related costs and expenses. Except as otherwise set forth in this Agreement or any Ancillary Document, Purchaser shall pay all costs and expenses incurred or to be incurred by Purchaser in connection with this Agreement or the Transaction, including all attorneys’ fees, accountants’ fees and broker’s fees and related costs and expenses.
6.3Costs. Except as otherwise provided in this Agreement or any Ancillary Document, if any legal action or any arbitration or other proceeding is commenced for the enforcement of this Agreement or any Ancillary Document, or in connection with any of the provisions of this Agreement or any Ancillary Document, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in such action, arbitration or proceeding, in addition to any other relief to which it may be entitled.
6.4Disclosure Schedules. A disclosure made by Seller in any Section of this Agreement or any of the Schedules (or subparts thereof) shall be deemed, for all purposes of this Agreement, to have been made with respect to all such other Sections of this Agreement and all such other Schedules (or subparts thereof) to the extent that it is reasonably apparent to Purchaser that such disclosure should so apply, notwithstanding any cross-references (which are included solely as a matter of convenience).
6.5Notices. All notices, Claims, consents, requests, instructions, approvals, demands and other communications under this Agreement shall be in writing and deemed duly given, if delivered: (a) personally by hand or by a nationally recognized overnight courier service, when delivered at the address specified in this Section 6.5; (b) by United States certified or registered first class mail when delivered at the address specified in this Section 6.5 on the date appearing on the return receipt therefor; or (c) by electronic mail when such electronic mail is transmitted to the electronic mail address specified in this Section. In the event that a Party is unable to deliver a notice, claim, consent, request, instruction, approval, demand, or other communication due to the inaccuracy of the physical mail address provided by the other Party pursuant to this Section 6.5, or the other Party’s failure to notify the Party of a change of same pursuant to this Section 6.5, such notice, claim, consent, request, instruction, approval, demand, or other communication shall be deemed to be effective upon confirmation by a nationally recognized overnight courier service of its failure to complete delivery to the other Party’s address as set forth in this Section 6.5 (or other address duly given to the Party by the other Party in accordance with this Section 6.5).
Physical and electronic mail addresses (unless and until written notice is given of any other address) for purposes of this Section are set forth below:

If to Purchaser, to: White River Soy Processing, LLC 3320 James Rd, Suite 300 Grand Island, NE 68803 Attention: [***] E-mail: [***]	If to Seller, to: Benson Hill Ingredients, LLC 1001 N. Warson Rd. St. Louis, MO 63132 Attention: Office of Chief Executive Officer E-mail: [***]
with a copy to (which copy shall not constitute notice to Purchaser):

O’Neill, Heinrich, Damkroger,
   Bergmeyer & Shultz, PC, LLO
800 Lincoln Square
121 South 13th Street
Lincoln, NE 68508
Attention: [***]
E-mail: [***]
with a copy to (which copy shall not constitute notice to Seller): Koley Jessen P.C., L.L.O. One Pacific Place, Suite 800 1125 South 103 Street Omaha, Nebraska 68124-1079 Attention: [***] E-mail: [***]

6.6Entire Agreement. This Agreement, including the initial paragraph and the recitals to this Agreement and all Schedules and Exhibits attached to this Agreement, and the Ancillary Documents, each of which are made a part of this Agreement by this reference, constitutes the entire understanding of the Parties, supersedes any prior agreements or understandings, written or oral, between the Parties with respect to the subject matter of this Agreement including that certain Mutual Confidentiality and Non-Disclosure Agreement between Seller and Purchaser dated September 15, 2023, and that certain Letter of Intent between Seller and Purchaser dated as of September 15, 2023. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the Parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.
6.7Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any benefit, right or remedy under or by reason of this Agreement on any Persons other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any other Person to any Party, nor shall any provision give any other Person any right of subrogation or action over or against any Party.
6.8Succession and Assignment. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors and permitted assigns. Neither Party may assign either this Agreement or any of the rights, interests or obligations hereunder without the prior written approval of the other Party; provided, however, that Purchaser may assign any or all of its rights, interests or obligations under this Agreement to one or more of its Affiliates (in any or all of which cases Purchaser nonetheless shall remain responsible to Seller for the performance of all of its obligations under this Agreement).
6.9Governing Law, Jurisdiction and Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana, without giving effect to conflict of law principles thereof that would apply the laws of any jurisdiction other than those of the State of Indiana. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTION CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 6.9 CONSTITUTES A

MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
6.10Counterparts; Exchange by Electronic Transmission. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. The Parties may execute this Agreement and all other agreements and documents contemplated by this Agreement and exchange on the Closing Date counterparts of such documents by means of facsimile transmission or electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) and the Parties agree that the receipt of such executed counterparts shall be binding on such Parties and shall be construed as originals.
6.11Specific Performance; Equitable Relief. The Parties agree that irreparable damage may occur if Section 4.9 of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Seller agrees that the rights and remedies for noncompliance with Section 4.9 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Purchaser and that money damages may not provide an adequate remedy to Purchaser. Each Party shall, in addition to any and all other rights and remedies under Article 5, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other equitable relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
6.12Confidentiality. From and after the Closing, Seller (and its representatives and Affiliates) shall not at any time use or disclose to or for the benefit of any Person other than Purchaser, any information, knowledge or data relating to the Purchased Assets or the Business (including information relating to accounts, financial dealings, transactions, trade secrets, intangibles, customer lists, pricing lists, processes, plans, proposals, key performance indicators, operational expenses and plant capacities), whether or not marked or otherwise identified as confidential or secret. The foregoing covenant shall not apply to (a) any information that has been made public (other than through breach of the provisions of this Agreement); (b) any information that, prior to disclosure by Seller (or its representatives or Affiliates), was already in possession of a receiving party (who is not under an obligation to maintain its confidentiality) from a source other than Seller (or its representatives or Affiliates); or (c) any disclosure to the extent that it is required by applicable Law or an order of any court, agency or proceeding to be disclosed (but only for the purposes of and to the minimum extent required by such compelled disclosure, and provided that Seller (or its representatives or Affiliates) promptly notifies Purchaser of such requirement and provides Purchaser and its attorneys all reasonable assistance and cooperation at Purchaser’s expense in seeking to oppose such requirement or obtain protective treatment).
6.13    Severability. Should any clause or Section of this Agreement (or any portion thereof) be unenforceable or invalid for any reason, such unenforceability or invalidity shall not affect the enforceability or validity of the remainder of this Agreement, which otherwise shall be given effect and enforced to whatever extent would be appropriate under the Law. If any part of Section 4.9 of this Agreement is for any reason held to be excessively broad as to time, duration or geographical scope, activity or subject, the Parties agree that such Section should be construed and reformed by a court by striking any unenforceable clauses of such Section or by otherwise limiting or reducing it so as to be enforceable to the extent compatible with applicable law as it then exists.

ARTICLE 7
DEFINITIONS
7.1Certain Definitions. As used in this Agreement, the following terms shall have the respective meanings ascribed to them in this Section 7.1:
(a)    “Accounting Principles” means United States generally accepted accounting principles as in effect from time to time, as consistently applied by the Seller with respect to the Business .
(b)    “Adverse Consequences” means all Proceedings, orders, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses. For the avoidance of doubt, the term “Adverse Consequences” shall not include any special, exemplary or punitive damages.
(c)    “Affiliate” of any specified Person means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
(d)    “Ancillary Documents” means any agreement, certificate, instrument or other document to be delivered pursuant to this Agreement or in connection with the Transaction.
(e)    “Assumed Liabilities” means only (I) those monetary obligations included in the Final Working Capital as determined pursuant to Section 1.7; and (II) the obligations of the Seller under the Assigned Contracts arising on and after the Closing Date (subject to exclusion as a Restricted Interest pursuant to Section 1.3).
(f)    “Authority” means any United States federal, state, local or foreign court or governmental or quasi-governmental authority, department, commission, board, regulatory agency or authority, foreign or domestic, any multinational or organizational body, or any employee or agent thereof, or any mediator, arbitrator or similar forum of alternative dispute resolution.
(g)    “Bankruptcy and Equity Exception” means bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether considered in a proceeding at law or equity).
(h)    “Code” means the Internal Revenue Code of 1986, as amended.
(i)    “Contract” means any contract, agreement, lease, sublease, assignment, license, instrument, Lien, guaranty, purchase order or other similar arrangement, together with modifications and amendments thereto (in each case, whether written or oral).
(j)    “Disclosure Schedules” means the Schedules delivered by Seller which are numbered to correspond to the representations and warranties contained in Article 2.
(k)    “Employee Benefit Plan” means any: (i) nonqualified pension, profit sharing, deferred compensation, stock purchase, stock option, incentive, bonus, severance, retirement or other type of employee benefit plan, program, policy or arrangement, whether or not an Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA); (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in Section 3(37) of ERISA)); or (iv) Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) or fringe benefit plan, program or arrangement.

(l)    “Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).
(m)    “Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).
(n)    “Environmental Law” means any Law in effect as of the Closing Date concerning pollution, protection or restoration of the environment or natural resources or the generation, manufacture, processing, distribution, use, treatment, holding, storage, disposal, emission, discharge, release, labeling, control, clean up, transport or handling of Hazardous Substances. Environmental Law shall include the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act) (42 U.S.C. § 6901, et seq.), the Federal Water Pollution Control Act (which includes the Clean Water Act) (33 U.S.C. § 1251, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), and the Oil Pollution Act of 1990 (P.L. 101-380, 104 Stat. 486, et seq.), as such laws have been amended, any regulations promulgated thereunder, and any similar state or local Laws.
(o)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(p)    “ERISA Affiliate” means each entity which is treated as a single employer with Seller for purposes of Code §414.
(q)    “Fiduciary” has the meaning set forth in ERISA §3(21).
(r)    “Fundamental Representations” means: those representations and warranties in Section 2.1 (Organization and Power), Section 2.2 (Authority and Enforceability), Section 2.3 (Non-Contravention) the first three sentences of Section 2.4 (Title), Section 2.11 (Taxes), Section 2.13 (Environmental), Section 2.18 (Brokers), Section 2.19 (Product Warranty), Section 2.20 (Product Liability), Section 3.1 (Organization and Good Standing), Section 3.2 (Authority and Enforceability), Section 3.5 (Independent Investigation; Acknowledgement), and Section 3.6 (Brokers).
(s)    “Hazardous Substances” means any substance listed, defined, designated or classified as a pollutant, contaminant, hazardous, dangerous or toxic substance, material, or waste under any Environmental Law as of the Closing Date, including petroleum or any derivative, fraction or by-product thereof, radioactive material, mold, asbestos or asbestos containing material, lead-based paint or polychlorinated biphenyls.
(t)    “Holdback Amount” means $1,700,000.
(u)    “Holdback Period” means the 12-month period beginning on the Closing Date and concluding on the 12-month anniversary of the Closing Date.
(v)    “Indebtedness” means, without duplication and with respect to the Seller, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance, bank overdrafts, interest rate protection agreements or similar credit transactions; (g) the factoring or discounting of accounts receivable, (h) swap or hedging agreements, (i) guarantees made by the Seller on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (h); and (j) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (i).
(w)    “Independent Accounting Firm” means an independent accounting firm mutually agreed upon by Purchaser and Seller and which is not the auditor for substantially all of the Seller or Purchaser group and one of the following accounting firms (or any successors in interest thereto):

(1) Deloitte Touche Tohmatsu Limited, (2) Ernst & Young Global Limited, (3) KPMG International Limited, or (4) PricewaterhouseCoopers International Limited.
(x)    “Intellectual Property” means: (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), improvements thereto, and patents, patent applications and patent disclosures, together with reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, and statutory invention registrations; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names, rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) copyrightable works, copyrights and applications, registrations and renewals in connection therewith; (iv) mask works and all applications, registrations and renewals in connection therewith; (v) trade secrets; (vi) business information, confidential or otherwise (including ideas, research and development, know how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); (vii) computer software (including source code, executable code, data, databases and related documentation); (viii) advertising and promotional materials; (ix) other proprietary or technology rights; and (x) copies and tangible embodiments of any or all of the above (in whatever form or medium).
(y)    “Inventory Value” means the quantity of soybeans, hulls, soybean meal and soybean oil that comprise the Soybean Inventory as of the close of business on the day immediately prior to the Closing Date, and then valuing such quantities based on the fair market value as of the close of business on the day immediately prior to the Closing Date for such soybeans, hulls, soybean meal and soybean oil that comprise the Soybean Inventory as determined in Exhibit C. The Inventory Value has been determined by representatives of Seller and third-party representatives of Purchaser jointly conducting a physical count on or in advance of the Closing Date. The mutually agreed upon Inventory Value for purposes of the Estimated Working Capital, Closing Working Capital and Final Working Capital, including all components thereof, is set forth on Exhibit A attached hereto, which shall be final and binding on the parties and not subject to further adjustment pursuant to Section 1.7. Each Party shall bear its own expenses incurred in conducting such physical count.
(z)    “Knowledge of Seller” means the knowledge [***], which knowledge shall include all facts or matters to the extent (a) any such individual is or was actually aware of such fact or other matter; and (b) any such individual would have or should have become aware of such fact or matter if such individual would have conducted a reasonable inquiry related to such fact or matter.
(aa)    “Law” means any federal, state, local, municipal, foreign, international, multinational law, regulation or rule or any constitution, statute, treaty, code, ordinance, principle of common law or other law (including any rule, regulation, plan, injunction, judgment, order, decree, ruling or charge thereunder or related thereto) and which includes all Environmental Laws. All references to Law shall be deemed to include any amendments thereto and any successor Law, unless the context requires otherwise.
(bb)    “Liability” means any liability of any kind, character or description (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether disputed or undisputed, whether secured or unsecured, whether joint or several, whether vested or unvested, whether liquidated or unliquidated, whether due or to become due, or whether executory, determined, determinable, or otherwise).
(cc)    “Lien” means mortgage, deed of trust, security agreement, security interest, pledge, lien, charge, or other encumbrance.
(dd)    “Ordinary Course of Business” means the ordinary course of business consistent with past practice.

(ee)    “Organizational Documents” means the charter and bylaws of a corporation, the articles or certificate of organization and operating agreement for a limited liability company, and the documents of procedural equivalence for any other entity, in each case as amended.
(ff)    “Party” or “Parties” means Purchaser or Seller, individually or collectively, as applicable.
(gg)    “Permit” or “Permits” means all permits, licenses, franchises, security clearances, orders, registrations, certificates, variances, contractual rights, consents and other authorizations or approvals, and any applications for the same. Permits shall include any registrations and filings with any Authority.
(hh)    “Permitted Liens” means any (i) mechanic’s, materialmen’s or similar statutory lien incurred in the Ordinary Course of Business for monies not yet due or the validity or amount of which is being contested in good faith by appropriate proceedings and a bond has been posted as substituted security for the Lien; (ii) Lien for Taxes not yet due; (iii) other easements or restrictions of record which do not materially impair the continued use and operation of the Facility in a manner that is consistent with how such Facility is used as of the date of this Agreement; and (iv) Liens released contemporaneously with the Closing.
(ii)    “Person” means an individual, a corporation, a partnership, a limited liability company, an association, a joint venture, an Authority, a trust or any other entity or organization.
(jj)    “Secretary’s Certificate” for any legal entity, a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of such entity certifying (A) that attached thereto are true and complete copies of all Organizational Documents of such entity and all resolutions adopted by the governing body of such entity authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the Transaction, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transaction; and (B) the names and signatures of the officers of such entity authorized to sign this Agreement, the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.
(kk)    “Survey” means a real property survey certified to the Purchaser, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads. “Tax” or “Taxes” means all federal, state, or local income, gross receipts, employment, payroll, withholding, Social Security (or similar), unemployment, sales, use, transfer, real property, personal property, use and occupancy, business and occupation taxes and any other taxes applicable to the Business.
(ll)    “Title Policy” means an ALTA Leasehold Policy of Title Insurance Form 2021 (or equivalent policy acceptable to the Purchaser if the Facility is located in a state in which such form is not available) (“Title Policy”) issued by a title insurer satisfactory to the Purchaser (“Title Company”), in such amount as the Purchaser may determine to be the fair market value of the Facility (including all improvements located thereon), insuring title to the leasehold interest in the Facility is in the Purchaser as of the Closing containing the following endorsements (as appropriate): (a) an “extended coverage endorsement” insuring over the general exceptions contained customarily in such policies, (b) an ALTA Zoning Endorsement 3.1 (or equivalent) with parking, (c) an endorsement insuring that the real property described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property, (d) an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the real property, (e) tax parcel ID; (f) subdivision; (g) fairway; (h) if the real property consists of more than one record parcel, contain a “contiguity” endorsement insuring that all of the record parcels are contiguous to one another; and (i) leasehold owner’s endorsement.
(mm)    “Transaction” means the transactions contemplated by this Agreement and the Ancillary Documents

(nn)    “Working Capital” means, with respect to the Business as of the close of business on the day immediately prior to the Closing Date, (i) the sum of (to the extent included within the Purchased Assets only): (a) the Inventory Value, and (b) prepaid expenses (including any rent, or additional rent under any lease with respect to the Facility Lease), minus (ii) the sum of (to the extent included within the Assumed Liabilities only): (a) accrued, but unpaid, real estate and personal property tax obligations or obligations for rent or additional rent under any lease with respect to the Leased Real Property, calculated in accordance with the Accounting Principles and the sample calculation set forth on Exhibit B attached hereto.
7.2Other Defined Terms. The following terms shall have the meaning given to such term in the Sections indicated below:

Defined Term	Section
Agreement	Initial Paragraph
Assigned Contracts	1.1(b)
Assigned Permits	1.1(d)
Assumed Liabilities	1.4
Business	Recitals
Claim or Claims	5.2(b)
Closing	1.8
Closing Date	1.8
Hired Employees	4.7
Deductible	5.2(e)
Direct Claim	5.2(b)
Employees	2.14(a)
Excluded Assets	1.2
Financial Statements	2.5
Fraud	5.2(l)(i)
Indemnified Party	5.2(b)
Indemnifying Party	5.2(b)
Indemnity Cap	5.2(e)
Instrument of Assumption	1.10(c)
Key Customers	2.9
Leased Real Property	2.12
Proceedings	2.7
Purchase Price	1.6(a)
Purchased Assets	1.1
Purchaser	Initial Paragraph
Restricted Interest Consent	1.3
Restricted Interests	1.3
Retained Liabilities	1.5
Seller	Initial Paragraph
Soybean Inventory	1.1(g)
Systems	2.16
Tangible Personal Property	1.1(a)
Tax Returns	2.11
Third Party Claim	5.2(b)
Transition Services Agreement	1.9(a)

7.3Construction. “Including” means “including without limitation” and does not limit the preceding words or terms. The word “or” is used in the inclusive sense of “and/or”. The singular shall include the plural and vice versa. Each word of gender shall include each other word of gender as the context may require. “Delivered” means delivered by the delivering party and received by the receiving party. The terms “Dollars” and “$” mean U.S. dollars. References to “Articles” or “Sections” or “Schedules” or “Exhibits” shall mean Articles or Sections of this Agreement or Schedules or Exhibits attached to this Agreement, unless otherwise expressly indicated. The title of each Article and the headings or titles preceding the text of the Sections are inserted solely for convenience of reference and shall not constitute a part of this Agreement. The Parties have each participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this

Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.
[Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PURCHASER:

White River Soy Processing, LLC,
a Nebraska limited liability company

By: /s/ Walter Cronin
Name: Walter Cronin
Title: President

SELLER:

Benson Hill Ingredients, LLC,
a Delaware limited liability company

By: /s/ Dean Freeman
Name: Dean Freeman
Title: Chief Financial Officer

Asset Purchase Agreement
Signature Page

EXHIBIT A
SOYBEAN INVENTORY

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EXHIBIT B
WORKING CAPITAL SAMPLE CALCULATION
[***]

EXHIBIT C

INVENTORY VALUE SAMPLE CALCULATION

[***]